EXHIBIT 99.1

PRESS RELEASE

INTERPOOL, INC. ANNOUNCES FURTHER DELAY IN RELEASE OF AUDITED
FINANCIAL STATEMENTS
Audit Committee Retains Outside Counsel To Conduct Inquiry Into Procedures;
Restatement Adjustments Expected To Reduce Equity by 1-2%

           PRINCETON, NJ, July 18, 2003 – Interpool, Inc. (NYSE: IPX) announced today it would further delay the release of its audited financial statements for 2002 and its restated financial statements for 2001 and 2000 while special outside counsel engaged by Interpool’s audit committee conducts an inquiry into the causes of the incorrect accounting treatment that required the restatement of past financial results.

           "Our Audit Committee, in consultation with our independent auditors, has retained the law firm of Morrison & Foerster to conduct this inquiry so that we can resolve the issues surrounding our restatement of past results as well as further improve and enhance our accounting processes and internal procedures," said Martin Tuchman, Chairman and Chief Executive Officer. "Interpool will always strive to maintain the highest standards of accounting and financial reporting."

           Mr. Tuchman noted that Interpool plans to release unaudited financial information for 2002, 2001 and 2000, giving effect to the restatement, as well as the first quarter of 2003, within the next few weeks. However, KPMG has not completed its audits of Interpool's 2002, 2001 and 2000 financial statements or its review of Interpool's 2003 interim quarterly results and has informed the company that it cannot complete these audits or reviews until the inquiry by Morrison & Foerster LLP, whose work began this week, is completed. As a result, Interpool is not able to predict how long the inquiry will take or when the company's audited financial statements and Form 10-K will ultimately be ready for filing with the Securities and Exchange Commission.

           For the year ended December 31, 2002, Interpool expects to report approximately $320 million in revenues and to report positive net income, notwithstanding a net loss experienced in 2002’s fourth quarter and the write-down of its investment in computer leasing. In addition, Interpool’s stockholders’ equity was approximately $350 million at December 31, 2002. Interpool’s expected 2002 revenues include approximately $20 million from Interpool’s consolidated subsidiary, Container Applications International (CAI). CAI was not consolidated (and was not required to be consolidated) in Interpool’s previous 2001 or 2000 financial statements.

           Interpool anticipates that the adjustments to its 2001 financial statements resulting from the financial restatement will have the effect of reducing net income and stockholders’ equity for 2001 as compared to amounts previously reported. The company expects that the decrease in stockholders’ equity at December 31, 2001 resulting from the adjustments will be 1-2%. The company does not anticipate that the adjustments will have a material impact on Interpool’s reported cash flow for any period, and the accounting changes should have no effect on Interpool’s outlook for 2003. However, because of these adjustments, the company’s previous financial statements for 2001 and 2000 should no longer be relied upon.

           The company reiterated its belief that it is in compliance with all financial covenants contained in its debt instruments. Interpool has begun contacting its lenders and other financial institutions to request extensions to their existing waivers to allow for a further postponement of the release of audited financial information and the filing of the Form 10-K report for 2002 and the Form 10-Q reports for 2003. The previous waivers given by these institutions expire on July 31, 2003.

           Interpool added that its business and financial condition remains strong, and the company noted that it currently has over $150 million in cash and its operations are producing positive cash flow.

           As previously reported, in March, the company determined that a financial restatement was necessary because of the incorrect accounting treatment of several finance lease transactions entered into during 2000 and 2001. In addition, management determined that Interpool’s computer leasing segment, which had previously been classified as a discontinued operation in Interpool’s financial statements for the first three quarters of 2002 and for 2001 and 2000, should be reclassified as part of continuing operations. Interpool’s computer leasing segment is currently being liquidated. Interpool expects to record a charge of approximately $12.5 million in its 2002 financial statements relating to the write-off of its remaining investment and accrual for other contingent obligations for this computer leasing segment.

           Interpool management will hold a conference call for investors at 11 a.m. on Friday, July 18, to discuss the delay in its release of financial statements and the filing of its Form 10-K report. To listen to the call dial 1-877-407-9210 five minutes prior to the time of the conference. Callers from outside North America please call 1-201-689-8049 and hold for a live operator. Identify yourself and your company and inform the operator that you are participating in the Interpool Conference Call.

           If you are unable to access the Conference Call at 11:00 a.m., please call 1-877-660-6853 to access the taped digital replay. To access the replay, please call and enter the Account #1628 and Conference ID #71829. Callers from outside North America please call 1-201-612-7415 and enter the same account number and conference ID number. This replay will first be available at 2:00 p.m. on July 18th. The digital replay will be available until Friday, July 25th at 11:59 p.m. Eastern Standard Time.

           To listen to the live call via the Internet, please go to the web site, www.interpool.com, at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available two hours after the call is completed and will remain available for thirty days.

           Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 240 locations throughout the world.

           This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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